Exhibit 21.1

Subsidiary List

As of March 31, 2026

The following represents subsidiaries of RH, excluding subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

]
Name	Jurisdiction of Incorporation
RH Australia Holdings Pty. Ltd.	Australia
RH Sydney Pty. Ltd.	Australia
RH Belgium BV	Belgium
Restoration Hardware Canada, Inc.	British Columbia, Canada
DCO LA, LLC	California
Design Investors WW Acquisition Company, LLC	Delaware
Dmitriy & Company LLC	Delaware
Jeup, LLC	Delaware
Luxury Bath for Less, LLC	Delaware
Restoration Hardware, Inc.	Delaware
RH Build, Inc.	Delaware
RH F&B Operations, Inc.	Delaware
RH Global Holdings, Inc.	Delaware
RH Jewel, LLC	Delaware
RH Operations, Inc.	Delaware
RH US, LLC	Delaware
RHM, LLC	Delaware
Waterworks Holdings, Inc.	Delaware
Waterworks IP Co., LLC	Delaware
Waterworks Operating Co., LLC	Delaware
RH London Gallery Limited	England/Wales
Waterworks Operating Company UK Ltd	England/Wales
RH Paris SAS	France
Waterworks France	France
RH Germany GmbH	Germany
Restoration Hardware International Limited	Hong Kong
RH Milan S.r.l.	Italy
RH Malta Operations Limited	Malta
RH Sail Limited	Malta
RHG Management, LLC	Maryland
RH NY Guesthouse, LLC	New York
Restoration Hardware Trading (Shanghai) Company Limited	People’s Republic of China
RH Madrid Gallery Operations, S.L.U.	Spain
RH European Holdings Sàrl	Switzerland
RH Geneva Sàrl	Switzerland